Exhibit 10.1

Corporate Use

BY E-MAIL and BY COURIER

Brenmiller Energy Ltd (the “Borrower”)

13 Amal St.

Rosh Haayin

Israel

For the attention of: Brenmiller, Executive Vice President

E-mail: info@bren-energy.cοm

Luxembourg, 27 November 2024	JU/OPS-POL/RFV/SB/EMC/fb N°2024-15848

Subject:	NEW THERMAL STORAGE MANUFACTURING PLANT (EDP)

Operation Number (Serapis N°): 2018-0605; Contract Number (FI N°): 90061

Finance contract between the European Investment Bank (the “Bank”) and the Borrower dated 31 March 2021, as amended from time to time prior to the date of this Letter (the “Finance Contract”)

Consent , Waiver and Amendment Letter N° 7

We refer to the Finance Contract.

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this consent, waiver and amendment letter (the “Letter”):

“Effective Date” means the date on which the Bank confirms (including by electronic mail or other electronic means) to the Borrower that the Bank has received in form and substance satisfactory to it:

(a)	a scanned version of the signed Letter in accordance with the provisions of Article 9 (Signing Instructions) of this Letter, duly signed by the Borrower;

(b)	evidence that the execution of this Letter by the Borrower has been duly authorised and that the person or persons signing this Letter on behalf of the Borrower is/are duly authorised to do so. Such evidence must be provided by the Borrower together with this duly signed Letter, unless it has been previously delivered to the Bank, or the Borrower confirms in writing that no change has occurred in relation to the authority of the person or persons authorised to sign this Letter on behalf of the Borrower; and

(c)	evidence a copy of any other authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of, and the transactions contemplated by, this Letter or the security provided in respect of this Letter or the validity and enforceability of this Letter or any ancillary documents thereto.

1.2.	Unless the context otherwise requires or unless otherwise defined, terms defined in the Finance Contract and expressions used in the Finance Contract have the same meaning when used in this Letter.

1.3.	The principles of construction set out in the Finance Contract shall have effect as if set out in this Letter.

1.4.	Any reference to an “Article” is, unless the context otherwise requires or it is indicated otherwise, a reference to an Article of this Letter.

1.5.	Article headings are for ease of reference only.

1.6.	With effect from the Effective Date, any reference in the Finance Contract to “this Contract” (or other similar references) shall be read and construed as a reference to the Finance Contract, as amended by this Letter.

2.	BACKGROUND

2.1.	We refer to the Borrower’s letters dated 6 August 2024 and 5 September 2024, whereby the Borrower informed the Bank that:

(a)	the Borrower has entered into a private share placement agreement with Alpha Capital (“Alpha’’), of 1,000,000 ordinary shares at a price of USD 1.05 per share, with Alpha having the right to make a further investment for 1,000,000 additional shares if Brenmiller’s share price closes at or above USD 2.50 per share within the 12 months period following the closing of the private placement, as communicated to the EIB on 6 August 2024.

(b)	pursuant to the private share purchase agreement, the shareholdings of Avi Brenmiller (CEO and Founder of the Borrower) shall cease to be more than 10% (ten percent) of the issued share capital of the Borrower and the anticipated shareholdings of Alpha shall increase beyond 10% (ten percent) of the share capital of the Borrower (Change-of-Control Events); and

(c)	Avi Brenmiller ceased to be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 10% (ten percent) of the issued share capital of the Borrower (Change-of-Control Event) due to share dilution as a result of the Borrower’s fundraising activities through at-the-market offerings on 30 August 2024, which was communicated to the EIB on 5 September 2024.

(the “Notified Events” and each a “Notified Event”).

2.2.	As a result of the Notified Events, pursuant to the terms of the Finance Contract, the Bank would, inter alia, be entitled to:

(a)	suspend and/or cancel the undisbursed portion of the Credit in accordance with Article 2.6(b) (Cancellation) of the Finance Contract;

(b)	demand the compulsory prepayment of the Loan Outstanding in accordance with Article 5.3.2 (Change Events) of the Finance Contract; and

2.3.	In light of the above, the Borrower has requested the Bank to provide its consent to the private share placement agreement between the Borrower and Alpha and amend and waive certain provisions of the Finance Contract, as further described below.

3.	Consent

With effect from the Effective Date, the Bank consents to the Notified Event relating to the private share placement agreement between the Borrower and Alpha.

4.	WAIVER

With effect from the Effective Date, the Bank waives its rights to:

(a)	suspend and/or cancel the undisbursed portion of the Credit in accordance with Article 2.6(b) (Cancellation and suspension) of the Finance Contract as a result of the Notified Event consisting of the Change-of-Control Event which occurred on 30 August 2024, when Avi Brenmiller ceased to be the beneficial owner directly or indirectly through whole subsidiaries of more than 10% of the issued share capital of the Borrower; and

(b)	demand a compulsory prepayment of the Loan Outstanding in accordance with Article 5.3.2 (Change Events) of the Finance Contract as a result of the Notified Event consisting of the Change-of-Control Event which occurred on 30 August 2024, when Avi Brenmiller ceased to be the beneficial owner directly or indirectly through whole subsidiaries of more than 10% of the issued share capital of the Borrower.

5.	AMENDMENT TO THE FINANCE CONTRACT

With effect from the Effective Date, the Finance Contract shall be amended as set out below:

(a)	Limb (b) of the definition of “Change-of-Control Event” in the “Definitions” section of the Finance Contract shall be deleted in its entirety and replaced with the following:

“(b) Avi Brenmiller disposes of any of his shares in the Borrower.”

6.	Representations

6.1.	The Borrower represents and warrants to the Bank on the date it countersigns this Letter and on the Effective Date that:

(a)	each Repeating Representation is correct in all respects on the date of counter-signature of this Letter;

(a)	no Event of Default has occurred and is continuing unremedied or unwaived;

(b)	it complies with its obligations under the Finance Documents and it undertakes to promptly inform the Bank should it no longer so comply; and

(c)	has taken all necessary actions to authorise its entry into, performance and delivery, of this Letter and the transactions contemplated hereby.

7.	MISCELLANEOUS

7.1.	Other than in accordance with the provisions of Article 3 (Consent), Article 4 (Waiver) and Article 5 (Amendment to the Finance Contract) of this Letter, nothing in this Letter shall affect the rights of the Bank in respect of the occurrence of any Event of Default or breach (however described) or non-compliance in connection with the Finance Documents, including without limitation any Event of Default or breach (however described) or non-compliance in connection with the Finance Documents which has not been disclosed by the Borrower in writing prior to the date of this Letter or which arises on or after the date of this Letter.

7.2.	The provisions of the Finance Documents shall, save as amended by this Letter, continue in full force and effect. This Letter is not (and shall not be deemed to be) a consent, agreement, amendment or waiver in respect of any terms, provisions or conditions of the Finance Documents, except as expressly agreed herein. The Bank reserves any other right or remedy it may have now or subsequently.

7.3.	This Letter does not entail a novation of, or have a novative effect on, the Finance Documents.

7.4.	The Bank issues this Letter acting in reliance upon the information supplied to the Bank by the Borrower until the date hereof in relation to such matters being true, complete and accurate. It shall be without prejudice to any rights which the Bank may have at any time in relation to any other circumstance or matter other than as specifically referred to in this Letter or in relation to any such information not being true, complete and accurate, which rights shall remain in full force and effect.

7.5.	The Borrower shall, at the request of the Bank and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

7.6.	The Bank and the Borrower designate this Letter as a “Finance Document”.

7.7.	The provisions of Articles 9.4 (Non-Waiver), 10.2 (Jurisdiction), 10.3 (Place of performance), 10.6 (Invalidity), 10.7 (Amendments), 10.8 (Counterparts) and 11.1 (Notices) of the Finance Contract shall be incorporated into this Letter as if set out in full in this Letter and as if references in those clauses to “this Contract” are references to this Letter.

8.	GOVERNING LAW

8.1.	This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Luxembourg.

9.	Signing instructions

In order to confirm your agreement to the above, we kindly ask you to (i) print-out copy of this Letter, date it and ensure that it is duly signed on behalf of the Borrower and (ii) return by e-mail to the Bank a scanned version of the signed original Letter marked to the attention of Mr Stefan Becker, Legal Department at e-mail address: s.becker@eib.org with a copy to ju-pol-rfv-assistants-mailbox@eib.org, at your earliest convenience.

Without prejudice to the above and for the purposes of keeping records of the execution of this Letter, the Bank will deliver to the Borrower 3 (three) originals in paper form and executed on behalf of the Bank. The Borrower shall ensure that such originals are duly executed and that two (2) originals of this Letter, duly signed by all parties, are returned to the Bank.

Yours faithfully,

EUROPEAN INVESTMENT BANK

/s/ Maria-Teresa Massaad	/s/ Ovidiu Morariu
Maria-Teresa MASSAAD	Ovidiu MORARIU
Head of Division	Head of Unit

Agreed and accepted for and on behalf of
BRENMILLER ENERGY LTD
as the Borrower

/s/ Avi Brenmiller
Name: Avi Brenmiller
Title: Chairman & CEO
Date: November 27, 2024

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